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                                Prospectus Supplement filed under Rule 424(b)(3)
                                                       Registration No. 333-9661

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 17, 1996)

                          BROADBAND TECHNOLOGIES, INC.

                                  $115,000,000

               5% CONVERTIBLE SUBORDINATED NOTES DUE MAY 15, 2001
                   (INTEREST PAYABLE MAY 15 AND NOVEMBER 15)

                                      AND

   2,772,420 SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, ISSUABLE UPON
              CONVERSION OF SUCH 5% CONVERTIBLE SUBORDINATED NOTES

                             ---------------------

     The Prospectus, dated September 17, 1996 (the "Prospectus"), relating to the offering for resale of up to $115,000,000 aggregate principal amount of outstanding 5% Convertible Subordinated Notes, due May 15, 2001 (the "Notes") of BroadBand Technologies, Inc. ("BroadBand"), and the 2,772,420 shares of Common Stock, par value $0.01 per share, of BroadBand that are issuable upon conversion of the Notes, as supplemented by a Prospectus Supplement dated October 31, 1996, December 3, 1996, January 7, 1997, February 3, 1997, and March 3, 1997, is hereby supplemented as set forth below.

     1) "Forum Capital Markets LP" is added to the table of Selling Holders on page 30 of the Prospectus, together with the following information as of a recent date prior to the date of this Prospectus Supplement: (i) Principal Amount of Notes Owned and Principal Amount of Notes Offered Hereby of $600,000 and (ii) Common Stock Owned Prior to Offering and Common Stock Offered Hereby of 14,464.

     2) "New York Life Separate A/C #7 Convertible Sec." is added to the table of Selling Holders on page 30 of the Prospectus, together with the following information as of a recent date prior to the date of this Prospectus Supplement: (i) Principal Amount of Notes Owned and Principal Amount of Notes Offered Hereby of $500,000, (ii) Common Stock Owned Prior to Offering and Common Stock Offered Hereby of 12,054.

           The date of this Prospectus Supplement is March 31, 1997.